May 25, 2018

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Item 77K of Form N-SAR, dated May 25, 2018, of
American Century Investment Trust and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/Ernst & Young LLP